PROSPECTUS SUPPLEMENT

(To prospectus dated June 9, 1994)
U.S.$500,000,000

Canada Mortgage and Housing Corporation

(An agent of Her Majesty in right of Canada)

Société canadienne d’hypothèques et de logement

(Mandataire de Sa Majesté du chef du Canada)

2.95% United States Dollar Bonds due June 2, 2008

        CMHC will pay interest on the bonds semi-annually on June 2 and December 2 of each year, commencing June 2, 2003. Interest will accrue from March 11, 2003. CMHC cannot redeem the bonds prior to maturity unless certain events occur involving Canadian taxation as further described in “Description of Bonds — Maturity, Redemption and Purchases”. The bonds will mature on June 2, 2008.

      The bonds will constitute direct unconditional obligations of CMHC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest, on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

      Application has been made to list the bonds offered by this prospectus supplement on the Luxembourg Stock Exchange. The underwriters will purchase all of the bonds if any are purchased.

	Per Bond	Total

Public offering price (1)	99.863%	U.S.$499,315,000
Underwriting discount	.1%	U.S.$500,000
Proceeds, before expenses, to CMHC (1)	99.763%	U.S.$498,815,000
(1) Plus accrued interest from March 11, 2003, if settlement occurs after such date

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We expect that the bonds will be ready for delivery in book-entry form only through The Depository Trust Company, The Canadian Depository for Securities Limited, Clearstream, Luxembourg or Euroclear, as the case may be, on or about March 11, 2003.

Merrill Lynch & Co.	RBC Capital Markets

CIBC World Markets	TD Securities
Deutsche Bank Securities

BMO Nesbitt Burns	Scotia Capital
National Bank Financial

Casgrain & Company (USA) Limited	JPMorgan

The date of this prospectus supplement is March 4, 2003.

SUMMARY OF THE OFFERING
DESCRIPTION OF BONDS
CLEARING AND SETTLEMENT
TAX MATTERS
UNDERWRITING
LEGAL OPINIONS
AUTHORIZED AGENT
GENERAL INFORMATION
AVAILABLE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
JURISDICTION AND CONSENT TO SERVICE
CANADA MORTGAGE AND HOUSING CORPORATION
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
AUTHORIZED AGENT
FURTHER INFORMATION

      This prospectus supplement should be read together with the prospectus dated June 9, 1994 (the “Basic Prospectus”) of Canada Mortgage and Housing Corporation (“CMHC”) which contains, or incorporates by reference, information regarding CMHC, Canada and other matters, including a description of certain terms of CMHC’s securities. Neither CMHC nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither CMHC nor the underwriters are making an offer to sell these bonds in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying Basic Prospectus, as well as the information previously filed by CMHC with the United States Securities and Exchange Commission (the “SEC”) and incorporated by reference, is accurate only as of the date of such documents. That portion of the bonds being offered by this prospectus supplement and the Basic Prospectus to be sold in the United States or in circumstances where registration of the bonds is required has been registered under registration statement No. 33-69124 which CMHC has filed with the SEC. Further information regarding CMHC and the bonds may be found in such registration statement.

      CMHC may not sell any more bonds in the United States or in circumstances where registration of the bonds is required under the United States Securities Act of 1933, as amended (the “Securities Act”), than the US$409,991,920 it has available under such registration statement.

      CMHC and Canada file reports and other information with the SEC in the United States. You may read and copy any document CMHC or Canada files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. CMHC’s and Canada’s SEC filings are also available to the public from the SEC’s website at www.sec.gov. and will be available at the office of the Luxembourg listing agent.

      The distribution of this prospectus supplement and the accompanying Basic Prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons in whose possession this prospectus supplement and the accompanying Basic Prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying Basic Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

      References in this prospectus supplement to “US$” and “United States dollars” are to the lawful money of the United States of America.

SUMMARY OF THE OFFERING

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying Basic Prospectus.

Issuer	Canada Mortgage and Housing Corporation, an agent of Her Majesty in right of Canada, 700 Montreal Road, Ottawa, Ontario, Canada K1A 0P7 (Phone: (613) 748-2000).

Securities Offered	U.S.$500,000,000 principal amount of 2.95% Bonds due June 2, 2008.

Interest Payment Dates	June 2 and December 2 of each year, commencing June 2, 2003. Interest will accrue from March 11, 2003.

Redemption	We will not redeem the bonds prior to maturity, unless certain events occur involving Canadian taxation. See “Description of Bonds — Maturity, Redemption and Purchases”.

Markets	We will offer the bonds for sale in the United States, Canada, Europe and Asia. See “Underwriting”.

Listing	We have applied to list the bonds on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

Status	The bonds will constitute our direct unconditional obligations and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada.

Form and Settlement	We will issue the bonds in the form of one or more fully registered global bonds registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) and will record the global bonds in a register held by the Royal Bank of Canada, London Branch, as Registrar. You may hold a beneficial interest in a global bond through DTC, The Canadian Depositary for Securities Limited (“CDS”), Clearstream, Luxembourg or Euroclear directly as a participant in one of those systems or indirectly through organizations which are participants in any of those systems.
As an owner of a beneficial interest in a global bond, you will generally not be entitled to have bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the Fiscal Agency Agreement.
We will issue the bonds only in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

Withholding Tax	We will make payments of principal and interest in respect of the bonds without withholding or deducting for Canadian withholding tax as set forth in “Tax Matters — Canadian Taxation” and in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying prospectus.

DESCRIPTION OF BONDS

General

      The 2.95% Bonds due June 2, 2008 in the aggregate principal amount of U.S.$500,000,000 will be issued subject to a fiscal and paying agency agreement to be dated as of March 11, 2003 (the “Fiscal Agency Agreement”) between CMHC and the Royal Bank of Canada, London branch, as fiscal agent, transfer agent, registrar and principal paying agent (the “Registrar”).

      The terms and conditions of the bonds are summarized below and are subject to the detailed provisions of the Fiscal Agency Agreement and the exhibits thereto, including the form of global bond, a copy of which will be filed as an exhibit to the registration statement and will be available for inspection at the offices of The Bank of New York (Luxembourg) S.A. in Luxembourg. The bonds and the Fiscal Agency Agreement together constitute a contract, all of the terms and conditions of which the registered holder by acceptance of the bonds assents to and is deemed to have notice of. Additional terms of the bonds are described in the Basic Prospectus under the heading “Description of Debt Securities”.

      References to principal and interest in respect of the bonds shall be deemed also to refer to any Additional Amounts which may be payable. See “Description of Debt Securities — Payment of Additional Amounts” in the prospectus.

Status of the Bonds

      The bonds will constitute direct unconditional obligations of CMHC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. Payments of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of CMHC under the bonds rank equally with all of CMHC’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Form, Denomination and Registration

      The bonds will be issued in the form of one or more fully registered global bonds registered in the name of Cede & Co. as nominee of DTC. Beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global bonds directly through any of DTC (in the United States), CDS (in Canada), or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. CDS will hold interests on behalf of its participants directly through its account at DTC and Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the names of the U.S. Depositaries on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered owners or holders thereof under the Fiscal Agency Agreement. See “Description of Bonds — Title” and “Description of Bonds — Definitive Certificates”.

      Bonds will only be sold in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

      All bonds will be recorded in a register maintained by the Registrar, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the global bonds, including participants in CDS, Clearstream, Luxembourg and Euroclear.

      The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of the global bonds of Cede & Co.; (ii) ensuring that payments of principal and interest in respect of the global bonds received by the Registrar from CMHC are duly credited to Cede & Co. and (iii) transmitting to CMHC any notices from the registered holders of bonds.

      The Registrar will not impose any fees in respect of the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, owners of beneficial interests in the global bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

Title

      Subject to applicable law and the terms of the Fiscal Agency Agreement, CMHC and the Registrar will treat the persons in whose name a global bond is registered, initially Cede & Co., as nominee for DTC, as the owner of such global bond for the purpose of receiving payments of principal and interest on the bonds and for all other purposes whatsoever, except in respect of the payment of Additional Amounts. Therefore, neither CMHC nor the Registrar has any direct responsibility or liability for the payment of principal or interest on the bonds to owners of beneficial interests in a global bond.

Interest

      The bonds will bear interest from March 11, 2003 at a rate of 2.95% per annum. Interest for the initial period from, and including, March 11, 2003 to, but excluding, June 2, 2003 will be payable on June 2, 2003. Thereafter, interest on the bonds will be payable in two equal semi-annual installments in arrears on June 2 and December 2 (each an interest payment date) to the persons in whose names the bonds are registered at the close of business on the preceding May 16 or November 16 (the regular record dates), as the case may be. Interest on the bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of 2.95% per annum (before as well as after judgment) until paid, or if earlier, when the full amount of the moneys payable has been received by the Registrar and notice to that effect has been given in accordance with “Notices” below.

      Whenever it is necessary to compute any amount of accrued interest in respect of the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of a 360-day year consisting of 12 thirty-day months.

Payments

      Principal of and interest on the bonds (including bonds in definitive form issued in exchange for a global bond as described under “Definitive Certificates”) are payable by CMHC in United States dollars to the persons in whose names the bonds are registered on the record date preceding any interest payment date or at maturity, as the case may be. The Registrar will act as CMHC’s principal paying agent for the bonds pursuant to the Fiscal Agency Agreement. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. Neither CMHC nor the Registrar will have any responsibility or liability for any aspect of the records of DTC, CDS, Clearstream, Luxembourg or Euroclear relating to payments made by such clearing systems on account of beneficial interests in a global bond or for maintaining, supervising or reviewing any records of such clearing systems relating to such beneficial interests.

      If any date for payment in respect of any bond is not a business day, the holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph “business day” means a day on which banking institutions in The City of New York, London and Toronto and in the applicable place of payment are not authorized or obligated by law or executive order to be closed.

Further Issues

      CMHC may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking equally with the bonds being issued pursuant to this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds. Any further bonds shall be issued subject to an agreement supplemental to the Fiscal Agency Agreement.

Maturity, Redemption and Purchases

      The principal amount of the bonds shall be due and payable on June 2, 2008. The bonds are not subject to any sinking fund, are not redeemable at the option of CMHC prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of the holder prior to maturity.

      The bonds may be redeemed at the option of CMHC in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice to registered holders of bonds in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) CMHC has or will become obliged to pay Additional Amounts as provided in the Basic Prospectus under the caption “Description of Debt Securities — Payment of Additional Amounts” as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this prospectus supplement and (b) such obligation cannot be avoided by CMHC taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which CMHC would be obliged to pay such Additional Amounts were a payment in respect of the bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, CMHC shall deliver to the Registrar a certificate signed by an officer of CMHC stating that CMHC is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of CMHC so to redeem have occurred.

      CMHC may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract at any price and may cause the Registrar to cancel any bonds so purchased.

Definitive Certificates

      No beneficial owner of bonds will be entitled to receive physical delivery of bonds in definitive form except in the limited circumstances described below.

      If DTC notifies CMHC that it is unwilling or unable to continue as depositary in connection with the global bonds or ceases to be a recognized clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by CMHC within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, CMHC will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, the global bond. CMHC may also at any time and in its sole discretion determine not to have any of the bonds held in the form of the global bond and, in such event, will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, such global bonds. In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange, CMHC will appoint and maintain a transfer agent in Luxembourg.

      Fully registered bonds in definitive form may be presented at the office of the Luxembourg transfer agent, for registration of transfer or exchange by the Registrar in accordance with the Fiscal Agency Agreement. Payments of interest on fully registered bonds in definitive form will be made by the Registrar by cheque or wire transfer in accordance with the Fiscal Agency Agreement. Fully registered bonds in definitive form may be surrendered at the office of the Luxembourg paying agent for payment of principal at maturity or on the date fixed for redemption.

Modification

      The Fiscal Agency Agreement and the bonds may be amended or supplemented by CMHC on the one hand, and the Registrar, on the other hand, without notice to or the consent of the registered holder of any bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under “Further Issues” above, or in any other manner which CMHC may deem necessary or desirable and which, in the reasonable opinion of

CMHC, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of bonds.

      The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of bonds to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the bonds (including the terms and conditions thereof). An Extraordinary Resolution in the form of a resolution duly passed at any such meeting shall be binding on all holders of bonds, whether present or not, and an Extraordinary Resolution in the form of an instrument signed by the holders of the bonds in accordance with the definition below shall be binding on all holders of the bonds; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the bonds may, without the consent of the registered holder of each such bond affected thereby: (a) change the stated maturity of any such bond or change any interest payment date; (b) reduce the principal amount of any such bond or the rate of interest payable thereon; (c) change the currency of payment of any such bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such bond; or (e) reduce the percentage of the principal amount of bonds necessary for the taking of any action, including modification or amendment of the Fiscal Agency Agreement or the terms and conditions of the bonds, or reduce the quorum required at any meeting of registered holders of bonds.

      The term “Extraordinary Resolution” will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the bonds represented at the meeting in person or by proxy and voted on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding bonds. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more registered holders of bonds present in person or by proxy who represent at least a majority in principal amount of the bonds at the time outstanding, or at any adjourned meeting called by CMHC or the Registrar, one or more persons being or representing registered holders of bonds whatever the principal amount of the bonds so held or represented.

      So long as the bonds are listed on the Luxembourg Stock Exchange, notice of any amendment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Governing Law

      The bonds and the Fiscal Agency Agreement will be governed by, and interpreted in accordance with, the laws of the Province of Ontario, Canada and the laws of Canada applicable therein.

Notices

      All notices to the registered holders of bonds will be mailed or delivered to such holders at their addresses indicated in records maintained by the Registrar and, as long as the bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case may be, or in the case of mailing, on the second business day after such mailing.

Prescription

      CMHC’s obligation to pay the principal and interest on the bonds will cease if the bonds are not presented for payment within a period of ten years and a claim for interest is not made within five years from the date on which such principal or interest, as the case may be, becomes due and payable.

CLEARING AND SETTLEMENT

      Links have been established among DTC, CDS, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading. DTC will be directly linked to CDS, and indirectly linked to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. Depositaries.

The Clearing Systems

      The clearing systems have advised CMHC as follows:

      DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants (“DTC Participants”) and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts on DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the Underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”).

      Transfers of ownership or other interests in bonds in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of bonds in DTC will receive all distributions of principal of and interest on the bonds through such DTC Participants to the extent received by DTC. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Tax Matters — United States Taxation”.

      Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and because beneficial owners holding through DTC will hold interests in the bonds through DTC Participants or Indirect DTC Participants, the ability of such beneficial owners to pledge bonds to persons or entities that do not participate in DTC, or otherwise take actions with respect to such bonds, may be limited.

      CDS. CDS was incorporated in 1970 and is Canada’s national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies and may include certain of the Underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

      CDS is a private corporation, owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal stock exchanges and also clears a substantial volume of “over the counter” trading in equities and bonds.

      Clearstream, Luxembourg. Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg

Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

      Distributions with respect to bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositaries for Clearstream, Luxembourg.

      Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (“the Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

      Distributions with respect to bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

      Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between CDS Participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear.

      Transfers Between DTC and CDS, Clearstream, Luxembourg or Euroclear. Cross-market transfers between persons holding directly or indirectly through DTC Participants, on the one hand, and directly or indirectly through CDS, Clearstream, Luxembourg or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules; however, such cross-market transaction will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC directly or through its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. CDS Participants, Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. Depositary of Clearstream, Luxembourg or Euroclear.

      Because of time zone differences, credits of bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of bonds by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

      Transfers Between Clearstream Luxembourg, Euroclear and CDS. Cross-market transfers between Clearstream, Luxembourg, Euroclear and CDS Participants will be effected in DTC.

      When bonds are to be transferred from the account of a CDS Participant to the account of a Clearstream, Luxembourg or Euroclear Participant, the CDS Participant will transmit instructions to CDS on settlement date. The Clearstream, Luxembourg or Euroclear Participant will transmit instructions to Clearstream, Luxembourg or Euroclear at least one business day prior to settlement date. One business day prior to settlement date Clearstream, Luxembourg, and on settlement date Euroclear, will transmit trade instructions to its respective U.S. Depositary. The beneficial interests in the bonds and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. Depositaries for Clearstream, Luxembourg and Euroclear.

      Although DTC, CDS, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of DTC, CDS, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX MATTERS

Canadian Taxation

      In the opinion of Stikeman Elliott LLP, Canadian counsel for the Underwriters, the following summary fairly describes the principal Canadian federal income tax consequences generally applicable to a holder of bonds acquired pursuant to this prospectus supplement who, for purposes of the Income Tax Act (Canada) (the ”Act”) and at all relevant times is not and is not deemed to be resident in Canada (a ”Non-Resident Holder”). This summary is based on the provisions of the Act and the regulations thereunder in force on the date hereof and such counsel’s understanding of the current administrative and assessing practices and policies published by the Canadian Customs and Revenue Agency Canada. This summary does not take into account provincial, territorial or foreign income tax considerations and is not applicable to Canadian residents. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a Non-Resident Holder.

      This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder and no representation with respect to the consequences to any particular holder is made. Therefore, each holder should consult its own tax advisors for advice regarding its particular circumstances.

      CMHC is not required to deduct or withhold tax from interest or principal paid or credited by CMHC on the bonds to a Non-Resident Holder. In addition, no other tax on income or capital gains is payable in respect of the bonds or the interest thereon by a Non-Resident Holder who does not use or hold, and is not deemed or considered to use or to hold, the bonds in carrying on business in Canada, is not an insurer carrying on an insurance business in Canada and elsewhere, and is not otherwise required to include an amount in respect of the bonds in computing income from carrying on a business in Canada.

United States Taxation

      The following summary supplements the discussion under “Description of Debt Securities — United States Taxation” in the Basic Prospectus, to which reference is hereby made. The description reflects present law, which is subject to prospective and retroactive changes. The following summary deals only with initial purchasers who are United States Persons (as defined below) that hold bonds as capital assets. It does not deal with the tax considerations relevant to certain holders, such as banks, traders who elect to mark to market, life insurance companies, persons holding bonds as a hedge, straddle, conversion or integrated transaction and persons whose functional currency is not the U.S. dollar.

      Prospective purchasers of bonds should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations, as well as the application of the tax laws of other jurisdictions.

      For purposes of this discussion, “United States Person” means a citizen or resident of the United States, a corporation, partnership or other business entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or trusts subject to the control of a U.S. person and the primary supervision of a U.S. court.

          Interest Payments

      Interest on a bond received or accrued by holders, including Additional Amounts, if any, and any Canadian income tax withheld, will be taxable to such holder as ordinary interest income at the time it is accrued or is paid, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. If Canadian income tax is withheld, a holder may, subject to certain limitations, be entitled to a foreign tax credit or, at the election of such holder, a deduction.

          Dispositions

      A holder’s tax basis in a bond generally will be the purchase price of such bond. Upon the sale, exchange or redemption of a bond, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (other than accrued but unpaid interest and Additional Amounts, if any) and the holder’s tax basis in such bond. Gain or loss so recognized will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income tax for certain taxpayers who are individuals) or losses (the deductibility of which is subject to limitations).

UNDERWRITING

      Subject to the terms and conditions set forth in the Underwriting Agreement dated as of March 4, 2003 (the “Underwriting Agreement”), each of the underwriters named below (the “Underwriters”), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Dominion Securities Corporation are acting as representatives (the “Representatives”), has severally agreed to purchase, and CMHC has agreed to sell to each of them severally, the respective principal amounts of bonds set forth opposite its name below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the bonds, if any are taken.

Principal
Amount
Underwriter
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$200,000,000
RBC Dominion Securities Corporation	200,000,000
CIBC World Markets plc	20,000,000
Deutsche Bank Securities Inc.	20,000,000
TD Securities (USA) Inc.	20,000,000
BMO Nesbitt Burns Corp.	10,000,000
National Bank Financial Inc.	10,000,000
Scotia Capital (USA) Inc.	10,000,000
Casgrain & Company (USA) Limited	5,000,000
J.P. Morgan Securities Inc.	5,000,000

Total	$500,000,000

      The Underwriters have advised CMHC that they propose initially to offer the Bonds directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of .05% of the principal amount of the bonds. After the initial public offering, the public offering price and concession may be changed.

      The bonds are offered for sale in the United States, Canada and those jurisdictions in Europe and Asia where it is legal to make such offers.

      Each of the Underwriters has agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the bonds or distribute this prospectus supplement, the accompanying Basic Prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on CMHC except as contained in the Underwriting Agreement.

      Each of the Underwriters has also agreed that it has complied and will comply with all applicable provisions of the Financial Services and Market Act 2000, as amended, with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

      The bonds have not been and will not be registered under the Securities and Exchange Law of Japan. Each of the Underwriters has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the bonds in Japan or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to any exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws of Japan.

      Each of the Underwriters has agreed that (i) it has not offered or sold and will not offer or sell, directly or indirectly, in Hong Kong by means of any document, any bonds other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chap. 32) of Hong Kong and (ii) it has not issued and will not issue, directly or indirectly, any invitation or advertisement relating to the bonds in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or as agent.

      Purchasers may be required to pay stamp duties or taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

      The bonds are a new issue of securities with no established trading market. CMHC has been advised by the Representatives that some of the Underwriters intend to make a market in the bonds, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the bonds.

      In connection with the sale of the bonds, the Representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the Representatives may overallot the offering, creating a short position. In addition, the Representatives may bid for, and purchase, the bonds in the open market to cover short positions or to stabilize the price of the bonds. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The Representatives will not be required to engage in these activities, and may end any of these activities at any time.

      CMHC has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

      CMHC will pay its issuing expenses estimated at U.S.$180,000, including U.S.$90,000 to the Underwriters as partial reimbursement of their expenses. CMHC’s estimated net proceeds from the issuance of the bonds will be approximately U.S.$498,635,000.

LEGAL OPINIONS

      The legality of the bonds will be passed upon on behalf of CMHC by Sharon Rosentzveig, Assistant General Counsel of CMHC, and on behalf of the Underwriters by Stikeman Elliott LLP of Toronto, Ontario, Canadian counsel for the Underwriters. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of CMHC. Davis Polk & Wardwell of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of the Underwriters.

      The statements under ”Tax Matters — Canadian Taxation” are set forth herein in reliance upon the opinion of Stikeman Elliott LLP, and the statements under ”Tax Matters — United States Taxation” are set forth therein in reliance upon the opinion of Milbank, Tweed, Hadley & McCloy LLP.

AUTHORIZED AGENT

      The authorized agent of CMHC in the United States is William R. Crosbie, Minister-Counselor (Economic and Trade Policy), Canadian Embassy, 501 Pennsylvania Avenue N.W., Washington, D.C. 20001.

GENERAL INFORMATION

      The bonds have been accepted for clearance through DTC, CDS, Clearstream, Luxembourg and Euroclear. The Common Code is 16476595, the ISIN number is US135143AU97 and the CUSIP number is 135143AU9.

      The issue and sale of the bonds was authorized by resolutions of the Board of Directors of CMHC dated August 19, 2002 and has been approved by the Minister of Finance of Canada.

      Save as disclosed herein and in the accompanying Basic Prospectus, there has been no material adverse change in the business, financial condition or results of operations of CMHC which is material in the context of the issue of the bonds since December 31, 2001.

      Except as described herein and in the accompanying Basic Prospectus, CMHC is not involved in any litigation, arbitration or administrative proceedings which would materially adversely affect the financial position of CMHC, to the best of the knowledge of CMHC, nor are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

      Copies of the following documents will, so long as any bonds are listed on the Luxembourg Stock Exchange, be available for inspection free of charge during usual business hours at the specified office of Bank of New York, Luxembourg: (a) the documents incorporated by reference herein and in the Basic Prospectus (copies of which may be obtained free of charge from The Bank of New York (Luxembourg) S.A., in Luxembourg; (b) the Fiscal Agency Agreement (which will contain the form of the global bonds); (c) the Underwriting Agreement and (d) the Canada Mortgage and Housing Corporation Act, the Financial Administration Act (Canada) and the resolution of the Board of Directors of CMHC dated August 19, 2002.

      The Bank of New York (Luxembourg) S.A. has been appointed as the Luxembourg paying agent. For so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, CMHC will maintain a paying agent in Luxembourg. In the event of a change in the Luxembourg paying agent, notice will be published in a leading newspaper having general circulation in Luxembourg.

      The independent auditors of CMHC are Jean-Guy Poulin, CA of the firm Mallette General Partnership, Sainte-Foy, Quebec and the Auditor General of Canada, Ottawa, Ontario.

REGISTERED OFFICE OF

CANADA MORTGAGE AND HOUSING CORPORATION
700 Montreal Road
Ottawa, Ontario
Canada K1A 0P7

REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT Royal Bank of Canada, London Branch 71 Queen Victoria Street London EC4V 4DE England	LUXEMBOURG LISTING AND PAYING AGENT The Bank of New York (Luxembourg) S.A. One Canada Square Canary Wharf London E14 5AL England

LEGAL ADVISORS

to the Issuer as to Canadian law General Counsel Canada Mortgage and Housing Corporation 700 Montreal Road Ottawa, Ontario Canada K1A 0Z7	to the Underwriters as to Canadian law Stikeman Elliott LLP Commerce Court West Toronto, Ontario Canada M5L 1B9
as to U.S. law Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 U.S.A.	as to U.S. law Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 U.S.A.

AUDITORS

Auditor General of Canada Crown Corporations 240 Sparks Street 11th Floor West Tower Ottawa, Ontario Canada K1A OG6	Jean-Guy Poulin of the firm Mallette General Partnership Place Iberville IV 2954 boul. Laurier Sainte-Foy, Quebec Canada G1V 4T2

PROSPECTUS

Canada Mortgage and Housing Corporation

(An agent of Her Majesty in right of Canada)

Société canadienne d’hypothèques et de logement

(Mandataire de Sa Majesté du chef du Canada)

Canada Mortgage and Housing Corporation may offer its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the “Debt Securities”). Such Debt Securities will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. Each such supplement is hereinafter referred to as a “Prospectus Supplement”.

When issued, the Debt Securities will constitute direct unconditional obligations of Canada Mortgage and Housing Corporation and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest and premium, if any, on the Debt Securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

The specific designations, aggregate principal amounts, currencies, denominations, maturities, rates and times of payment of interest (if any), terms (if any) for the redemption at the option of the Canada Mortgage and Housing Corporation or the holder, terms for sinking fund payments (if any), the initial public offering price or prices, and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement.

The Debt Securities will be sold through underwriters or dealers, directly to one or a limited number of institutional purchasers or through agents. If any agents of Canada Mortgage and Housing Corporation or any underwriters are involved in the sale of the Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts and the net proceeds from such sale will be set forth in a Prospectus Supplement.

THESE DEBT SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus and any related Prospectus Supplement do not constitute an offer to sell or the solicitation of an offer to buy any of the debt securities other than the debt securities described in such Prospectus Supplement. The delivery of this Prospectus or any related Prospectus Supplement at any time does not imply that the information contained or incorporated by reference in this Prospectus or any related Prospectus Supplement is correct as of any time subsequent to the respective dates as of which information is stated to be given and the information contained in this Prospectus is qualified in its entirety by the supplementary information contained in such Prospectus Supplement.

The date of this Prospectus is June 9, 1994.

Debt Securities

AVAILABLE INFORMATION

      Neither Canada Mortgage and Housing Corporation (“CMHC” or the “Corporation”) nor Canada is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CMHC and Canada have commenced filing reports on Form 18-K with the Securities and Exchange Commission (the “Commission”) on a voluntary basis. These reports include certain financial, statistical and other information concerning CMHC and Canada. CMHC and Canada may also file amendments on Form 18-K/A to their reports on Form 18-K for the purpose of filing with the Commission exhibits which have not been included in the registration statement or registration statements to which this Prospectus and any related Prospectus Supplement relates, which exhibits would thereby be incorporated by reference into such registration statement or registration statements. Such reports can be inspected and copied at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such reports may also be obtained at prescribed rates from the Public Reference Section of the Commission at its Washington address.

DOCUMENTS INCORPORATED BY REFERENCE

      There are hereby incorporated by reference in this Prospectus Canada’s most recent Annual Report on Form 18-K dated December 22, 1993 filed with the Commission, as amended by Canada’s Form 18-K/A dated May 9, 1994 and Canada’s Form 18-K/A dated May 26, 1994 and CMHC’s most recent Annual Report on Form 18-K dated April 29, 1994 filed with the Commission.

      All Annual Reports on Form 18-K and any amendments on Form 18-K/A filed with the Commission by Canada or by CMHC after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      CMHC undertakes to provide without charge to each person receiving a copy of this Prospectus, upon oral or written request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be addressed to CMHC Treasurer, 700 Montreal Road, Ottawa, Ontario, K1A OP7 (telephone — (613) 748-2000).

      Unless otherwise indicated, dollar amounts hereafter in this Prospectus are expressed in Canadian dollars. On December 31, 1993, the noon buying rate in New York City payable in Canadian dollars (“$”), as reported by the Federal Reserve Bank of New York, was $1 = 0.7544 United States dollars (“U.S. $”) and on June 8, 1994 such rate was $1 = 0.7270 U.S. $.

JURISDICTION AND CONSENT TO SERVICE

      Neither CMHC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in the United States upon which process may be served for any purpose. See “Description of Debt Securities — Governing Law and Enforceability”.

CANADA MORTGAGE AND HOUSING CORPORATION

General Information

Agency and Crown Corporation Status

      CMHC is an agent of Her Majesty in right of Canada by virtue of the Canada Mortgage and Housing Corporation Act (the “CMHC Act”) and is a Crown corporation wholly-owned by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including the administering and managing of public services in which business enterprise and public accountability must be combined. CMHC is accountable for its affairs to Parliament through the Minister Responsible for CMHC.

      All assets and liabilities of agent Crown corporations like CMHC are assets and liabilities of Canada. Accordingly, as an agent of Her Majesty, the payment of principal of and any interest or premium on all securities issued by CMHC, including the Debt Securities, carries the full faith and credit of Canada and all such securities constitute direct unconditional obligations of and by Canada. Payment of the principal of, premium, if any, and any interest on all securities issued by CMHC is a charge on and payable out of the Consolidated Revenue Fund of Canada (the “CRF”). The CRF is the aggregate of all public moneys, such as tax revenues, which are on deposit at the credit of the Receiver General for Canada, the public officer who receives or collects public moneys for and on behalf of Canada.

      CMHC’s head office is located at 700 Montreal Road, Ottawa, Ontario, K1A 0P7 (telephone — (613) 748-2000). At December 31, 1993, CMHC employed 2975 persons located at the head office and in offices throughout Canada.

Use of Proceeds

      The net proceeds of the Debt Securities will be used to provide funds for the financing of Social Housing, including the refinancing of outstanding mortgages currently held by commercial lenders, and for other medium term requirements of CMHC. CMHC estimates that it will borrow in world capital markets approximately $2.4 billion in 1994. As at March 31, 1994, CMHC had borrowed $1,573 million in world capital markets.

DESCRIPTION OF DEBT SECURITIES

Debt Securities

      The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement which will be entered into in connection with the issuance of the Debt Securities. Copies of the forms of Debt Securities and the form of Fiscal Agency Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits.

      The Debt Securities may be issued in one or more series as may be authorized from time to time by CMHC and may be convertible into Debt Securities of a different series or other indebtedness of CMHC. Reference is made to the applicable Prospectus Supplement for the following terms of Debt Securities offered thereby: (i) the designation, aggregate principal amount, any limitation on such principal amount and authorized denominations; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the maturity date or dates; (iv) the interest rate, if any, which rate may be fixed, variable or floating; (v) the dates and paying agencies when and where interest payments, if any, will be made; (vi) any optional or mandatory redemption terms or repurchase or sinking fund provisions; (vii) whether such Debt Securities will be in bearer form with interest coupons, if any, or in registered form, or both, and restrictions on the exchange of one form for another; (viii) the currency (including composite currencies such as the European Currency Unit) in which the principal of and interest, if any, on the Debt Securities will be payable; (ix) any terms for conversions; (x) the exchange or exchanges, if any, on which application for listing of the Debt Securities may be made; (xi) any index, price or formula to be used for determining the amount of any principal, premium or interest; and (xii) other specific provisions.

      There will be a fiscal agent (the “Fiscal Agent”) or agents for CMHC in connection with the Debt Securities whose duties with respect to any series will be governed by the Fiscal Agency Agreement applicable to such series. CMHC may appoint different fiscal agents for different series of Debt Securities and may vary or terminate the appointment of any fiscal agent from time to time. CMHC may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of CMHC, is not a trustee for the holders of Debt Securities, and does not have the same responsibilities or duties to act for such holders as would a trustee.

      Unless otherwise specified in the Prospectus Supplement relating to the Debt Securities, CMHC will cause to be maintained at an office in the Borough of Manhattan, the City of New York, a register for the registration and registration of transfers of Debt Securities issued in registered form, subject to the restrictions set forth below and subject to any additional restrictions set forth in the Prospectus Supplement relating to the Debt Securities. The Prospectus Supplement pursuant to which the Debt Securities are offered will also set forth the conditions under which any such Debt Securities may be issued in bearer form with interest coupons, if any, and may be exchangeable for Debt Securities in different form. Special income tax and other considerations applicable to any Debt Securities to be issued in bearer form will be described in the Prospectus Supplement relating thereto.

      Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Special income tax and other considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

Status

      The Debt Securities will constitute direct unconditional obligations of CMHC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of, premium, if any, and interest, if any, on the Debt Securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

Prescription

      Under the terms of the Debt Securities, CMHC’s obligation to pay the principal and interest of the Debt Securities will cease if the Debt Securities or a cheque for interest are not presented for payment within ten years and five years respectively from the date on which such principal or interest becomes due and payable.

Global Securities

      The Debt Securities of a series may be issued in the form of one or more fully registered global Debt Securities (a “Registered Global Security”) that will be deposited with a depositary (a “Depositary”) or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be issued in the form of a Registered Global Security or Debt Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary of any such nominee to a successor of such Depositary or a nominee of such successor.

      The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be issued in the form of a Registered Global Security will be described in the Prospectus Supplement relating to such series. CMHC anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, to the accounts of persons that have accounts with such Depositary (“participants”) an amount proportionate to their respective interests in the principal amount of such Registered Global Security. The accounts to be credited shall be designated by any underwriters, dealers or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary of such Registered Global Security (with respect to participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The ability of an owner of a beneficial interest in a Registered Global Security to pledge its interest to persons other than participants may be limited.

      So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities for all purposes under the applicable fiscal agency agreement. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable fiscal agency agreement.

      Principal, premium, if any, and interest payments, if any, on Debt Securities issued in the form of a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of CMHC, the fiscal agent or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      CMHC expects that the Depositary for any Debt Securities issued in the form of a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’

accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. CMHC also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name” and will be the responsibility of such participants. Under the terms of the fiscal agency agreement, CMHC and the fiscal agent will treat the persons in whose names the Debt Securities are registered as owners of such Debt Securities for the purpose of receiving payments of principal, premium, if any, and interest, if any, on the Debt Securities and for all other purposes whatsoever. Therefore, none of CMHC, the fiscal agent, or any paying agent has any direct responsibility or liability for the payment of principal, premium, if any, or interest, if any, on the Debt Securities to owners of beneficial interests in a Registered Global Security.

      If the Depositary for any Debt Securities issued in the form of a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by CMHC within 90 days, CMHC will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, CMHC may at any time and in its sole discretion determine not to have any of the Debt Securities of a series held in the form of one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Registered Global Security or Debt Securities. In either instance, an owner of a beneficial interest in a Registered Global Security will be entitled to have Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form.

Payment of Additional Amounts

      All payments of, or in respect of, principal of and interest on the Debt Securities will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, CMHC (subject to its rights of redemption to be described in any related Prospectus Supplement) will pay to the registered holders of the Debt Securities such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of Debt Securities of the amounts which would otherwise have been payable in respect of the Debt Securities in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any Debt Security presented for payment:

      (a) by or on behalf of a holder who is subject to such taxes, duties, assessment or charges in respect of such Debt Security by reason of the holder being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such Debt Security; or

      (b) more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the “Relevant Date” in relation to any Debt Security means whichever is the later of:

(i) the date on which the payment in respect of such Debt Security becomes due and payable; or

(ii) if the full amount of the moneys payable on such date in respect of such Debt Security has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of Debt Securities that such moneys have been so received.

Governing Law and Enforceability

      The Debt Securities will provide that they are to be governed by, and interpreted in accordance with, the laws of the Province of Ontario, Canada and the laws of Canada applicable therein, except as otherwise specified in the Prospectus Supplement.

      No applicable law requires the consent of any public official or authority for proceedings to be brought in the Federal Court of Canada or judgment to be obtained in any such proceedings against CMHC or Canada arising out of or relating to obligations under the Debt Securities, nor is any immunity from jurisdiction available to CMHC or Canada in any such proceedings, irrespective of whether a party to the proceedings or the holder of the Debt Security is or is not a resident within or a citizen of Canada. A judgment obtained in an action brought against Her Majesty in right of Canada in the Federal Court of Canada is not capable of being enforced by execution but is payable out of the CRF.

      Neither CMHC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in the United States upon which process may be served for any purpose. In the absence of a waiver of immunity by CMHC or Canada, it would be possible to obtain a United States judgment in an action against CMHC or Canada, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. However, even if a United States judgment could be obtained in any such action under that Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of CMHC or Canada located in the United States to enforce a judgment obtained under that Act may not be possible except under the limited circumstances specified in that Act.

Canadian Taxation

      The following summary fairly describes the principal Canadian federal income tax consequences generally applicable to a holder of Debt Securities who for purposes of the Income Tax Act (Canada)(the “Act”) is a non-resident of Canada and is not deemed to be a resident of Canada. This summary is based on the provisions of the Act and the Regulations thereunder in force on the date hereof. This summary does not address provincial, territorial or foreign income tax considerations and is not applicable to Canadian residents. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of the holder.

      This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder and no representation with respect to the consequences to any particular holder is made. Therefore, each holder should consult its own tax advisors for advice regarding its individual circumstances.

      Under the Act, CMHC is not required to withhold tax from interest or principal paid or credited by CMHC on Debt Securities to a non-resident of Canada except where all or any portion of such interest is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any similar criterion or by reference to dividends payable on any class of shares of the capital stock of a corporation and the Debt Security is not a prescribed obligation for purposes of paragraph 212(1)(b) of the Act. The applicability of the foregoing exceptions to a particular issue of Debt Securities will be dealt with as necessary in the Prospectus Supplement relating to the issue of the Debt Securities. In addition, under such laws, no other tax on income or capital gains is payable in respect of Debt Securities or the interest thereon by holders who are neither residents nor deemed to be residents of Canada, and who do not use or hold, and are not deemed or considered to use or to hold, the Debt Securities in carrying on business in Canada (and in particular, in the case of insurers, do not carry on an insurance business in Canada with which such Debt Securities are effectively connected).

United States Taxation

      The following discussion describes certain United States federal income and estate tax consequences of the ownership and disposition of the Debt Securities. The discussion reflects present law, which is subject to prospective and retroactive changes. It deals only with Debt Securities held as capital assets, and it does not deal with the tax considerations relevant to purchasers (such as banks, dealers and insurance companies) subject to special tax rules. Special tax considerations applicable to Debt Securities that are issued at an original issue discount, in a currency other than the United States dollar or in bearer form will be described in the Prospectus Supplement.

      For purposes of this discussion, “United States Holder” means a beneficial owner of Debt Securities that is a United States Person or any other person as to which income from a Debt Security is effectively connected to the conduct of a trade or business within the United States. A “United States Person” means a citizen or resident of the United States, a corporation or partnership organized in or under the laws of the United States or an estate or trust the income of which is subject to United States federal income taxation regardless of its sources.

United States Holders

      Interest on the Debt Securities will be taxable to a United States Holder as ordinary income on accrual or receipt (depending on the Holder’s method of accounting for tax purposes). The interest will be income from sources without the United States. A United States Holder will recognize taxable gain or loss on a sale, exchange or redemption of a Debt Security, measured by the difference between the amount realized and the Holder’s tax basis in the Debt Security. The gain or loss will be a long-term capital gain or loss if the Debt Security has been held for more than one year.

Non-United States Holders

      Interest on the Debt Securities paid to a person other than a United States Holder generally will not bear United States federal income tax. A person other than a United States Holder will not be subject to United States federal income taxation on any gain from the sale, exchange or redemption of a Debt Security. In addition, a Debt Security will not be subject to United States federal estate taxation as a result of the death of an individual holder who is not a United States Person.

Information Reporting and Backup Withholding

      A 31% backup withholding of United States federal income tax and certain information reporting requirements may apply to certain payments made on the Debt Securities and to the proceeds from the disposition of a Debt Security if the holder is not a corporation, a financial institution or otherwise entitled to an exemption. United States Holders that provide a correct taxpayer identification number and other holders that certify that they are not United States Persons generally are exempt from backup withholding. Amounts withheld under the backup withholding rules can be claimed as a refund or taken as a credit against the Holder’s United States federal income tax liability on a properly filed annual income tax return.

PLAN OF DISTRIBUTION

      CMHC may sell the Debt Securities in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each Prospectus Supplement with respect to the Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters or agents, the purchase price of the Debt Securities and the net proceeds to CMHC from such sale, any underwriting discounts or concessions, agent commissions or other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Debt Securities may be listed.

      If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The Debt Securities may be sold directly by CMHC or through agents designated by CMHC from time to time. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by CMHC to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such Debt Securities for its own account.

      As one of the means of direct issuance of Debt Securities, CMHC may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the Debt Securities among potential purchasers who are eligible to participate in the auction or offering of such Debt Securities, as described in the applicable Prospectus Supplement.

      If so indicated in the applicable Prospectus Supplement, CMHC will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Debt Securities from CMHC at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

      Agents and underwriters may be entitled under agreements entered into with CMHC to indemnification by CMHC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for CMHC in the ordinary course of business.

LEGAL OPINIONS

      The legality of the Debt Securities will be passed upon on behalf of CMHC by Osler, Hoskin & Harcourt of Toronto, Ontario, Canadian counsel for CMHC, and on behalf of the underwriters by Stikeman, Elliott of Toronto, Ontario. Milbank, Tweed, Hadley & McCloy of New York, New York will pass on certain U.S. legal matters in connection with the offering of the Debt Securities on behalf of CMHC. Davis Polk & Wardwell of New York, New York will pass on certain U.S. legal matters in connection with the offering of the Debt Securities on behalf of the underwriters.

      The statements under “Description of Securities — Canadian Taxation” are set forth herein in reliance upon the opinion of Osler, Hoskin & Harcourt, and the statements under “Description of Debt Securities — United States Taxation” are set forth herein in reliance upon the opinion of Milbank, Tweed, Hadley & McCloy.

AUTHORIZED AGENT

      The name and address of the authorized agent of CMHC in the United States is Robert G. Wright, Minister (Economic), Canadian Embassy, 501 Pennsylvania Ave. N.W., Washington, D.C. 20001.

FURTHER INFORMATION

      A Registration Statement relating to the Debt Securities, on file with the Securities and Exchange Commission, contains further information.

U.S.$500,000,000

Canada Mortgage and Housing Corporation

(An agent of Her Majesty in right of Canada)

Société canadienne d’hypothèques et de logement

(Mandataire de Sa Majesté du chef du Canada)

2.95% United States Dollar Bonds due June 2, 2008

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

RBC Capital Markets
CIBC World Markets
Deutsche Bank Securities
TD Securities
BMO Nesbitt Burns
National Bank Financial
Scotia Capital
Casgrain & Company (USA) Limited
JPMorgan

March 4, 2003

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M09165